UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Walt Disney Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 3, 2004

To our Shareholders:

The 2004 annual meeting of shareholders of The Walt Disney Company will be held at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania, on Wednesday, March 3, 2004, beginning at 10:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	Election of 11 directors, each for a term of one year;

(2)	Ratification of the appointment of the Company’s independent auditors for fiscal 2004;

(3)	Consideration of three shareholder proposals, if presented at the meeting; and

(4)	Any other matters that properly come before the meeting.

All holders of record of shares of Disney common stock (NYSE: DIS) at the close of business on January 16, 2004 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 9:00 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

David K. Thompson
Senior Vice President–Deputy General Counsel –Corporate and Corporate Secretary

January 27, 2004

Burbank, California

500 South Buena Vista Street

Burbank, California 91521

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of The Walt Disney Company to be held on Wednesday, March 3, 2004, beginning at 10:00 a.m., at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about January 27, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, ratification of the Company’s independent auditors and consideration of three shareholder proposals, if presented to the meeting. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on January 16, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of Disney common stock?

Each outstanding share of Disney common stock will be entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 9:00 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 2,046,268,478 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 1,023,134,240 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered shareholder (that is, if you hold your stock in certificate form or participate in the Walt Disney Investment Plan or Employee Stock Purchase Program), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Standard Time, on March 2, 2004.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) shares?

If you participate in the Disney Salaried Savings and Investment Plan, the ABC, Inc. Savings and Investment Plan, the go.com Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of common stock equivalent to the interest in Disney common stock credited to your account as of the record date. You may provide voting instructions to Fidelity Management Trust Company, by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions received by February 27, 2004. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may also revoke previously given voting instructions by February 27, 2004 by filing with the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see Item 1);
•	for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2004 (see Item 2); and
•	against approval of each of the shareholder proposals, if presented (see Item 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.     For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

Based on a review of filings with the Securities and Exchange Commission, the Company is unaware of any holders of more than 5% of the outstanding shares of Disney common stock.

How much stock do the Company’s directors and executive officers own?

The following table shows the amount of Disney common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Executive Compensation Summary Table below and the directors and executive officers as a group. Except as otherwise indicated, all information is as of January 16, 2004.

Name	Aggregate Number of Shares Beneficially Owned(1)(2)		Aggregate Number of Stock Units Beneficially Owned(3)	Acquirable Within 60 Days(4)	Percent of Class Outstanding(5)
Alan N. Braverman	6,944		—	493,000	*
John E. Bryson	1,500		10,277	7,200	*
John S. Chen	5,793		—	—	*
Michael D. Eisner	13,933,808	(6)	—	21,309,648	1.7%
Judith L. Estrin	24,616		—	18,000	*
Robert A. Iger	44,905		—	3,919,353	*
Aylwin B. Lewis	1,100		—	—	*
Monica C. Lozano	1,057		3,602	7,200	*
Robert W. Matschullat	8,000		3,430	1,200	*
George J. Mitchell	5,100		14,063	38,400	*
Peter E. Murphy	7,229		—	1,534,795	*
Thomas S. Murphy	1,664,839		17,115	36,000	*
Leo J. O’Donovan, S.J.	—		—	28,800	*
Thomas O. Staggs	15,674		—	1,706,095	*
Raymond L. Watson	29,520		15,664	42,000	*
Gary L. Wilson	3,000		12,841	42,000	*
All directors and executive officers as a group (16 persons)	15,753,085		76,992	29,183,691	2.2%

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as indicated below:

•	Mr. Chen—1,125 shares held for the benefit of children;
•	Mr. Eisner—21,600 shares owned by his wife and 9,600 shares held in a trust of which Mr. Eisner is the income beneficiary;

•	Ms. Lozano—57 shares held for the benefit of a child;
•	Thomas Murphy—52,170 shares held in trust for the benefit of a non-family member and 1,320 shares owned by his wife; and
•	Mr. Staggs—900 shares held by a trust for the benefit of members of his family, of which he is trustee.

All directors and executive officers as a group disclaim beneficial ownership of a total of 86,772 shares.

(2)	For executive officers, the number of shares listed includes interests in shares held in Company savings and investment plans as of January 16, 2003: Mr. Eisner—30,252 shares; Mr. Iger—15,453 shares; Peter Murphy—2,549 shares; Mr. Staggs—5,602 shares; Mr. Braverman—4,544 shares; and all executive officers as a group—58,400 shares.

(3)	Reflects the number of stock units credited as of December 31, 2003 to the account of each non-employee director participating in the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan. These units are payable solely in shares of Company common stock following termination of service, but do not have current voting or investment power. Excludes restricted stock units awarded to executives under the Company’s 2002 Executive Performance Plan which vest on a performance basis and other restricted stock units awarded to executives that have not vested under their vesting schedules.

(4)	Reflects the number of shares that could be purchased by exercise of options available at January 16, 2004 or within 60 days thereafter under the Company’s stock option plans and the number of shares underlying restricted stock units that vest within 60 days of January 16, 2004.

(5)	Based on the number of shares outstanding at January 16, 2004.

(6)	Does not include 825,000 shares held by The Eisner Foundation, Inc., a charitable not-for-profit corporation, of which Mr. Eisner is one of five family trustees and in which neither he nor any other family members have any pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2003 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of: John Bryson, Robert Matschullat and Ray Watson, who, due to an administrative error on the part of the Company in communicating the appropriate number of shares to be credited under the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan, filed reports on July 2, 2003 correcting an error of 57.50 shares each with respect to the reporting of shares granted to them on March 31, 2003; Thomas Murphy who, due to an administrative error on the part of the Company in calculating the appropriate number of shares to be credited under the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan, filed a report on October 2, 2003 correcting an error of 929 shares with respect to the reporting of shares granted to him on March 31, 2003; and Alan Braverman who, due to an administrative error on the part of the Company in communicating the grant of options and restricted stock units, filed a report on March 28, 2003 relating to a grant of options and restricted stock units on March 19, 2003.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board?

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Director	Executive Committee		Compensation Committee		Audit Committee		Governance and Nominating Committee
John E. Bryson
John S. Chen						*
Michael D. Eisner		*
Judith L. Estrin			*	*				*
Robert A. Iger
Aylwin B. Lewis							*
Monica C. Lozano						*	*	*
Robert W. Matschullat				*	*	*
George J. Mitchell	*	*
Thomas S. Murphy†
Leo J. O’Donovan, S.J.				*		*
Raymond L. Watson†
Gary L. Wilson	*

*	Member.
**	Chair.
†	Retiring effective as of the date of the Company’s annual meeting.

What is the role of the Board’s committees?

The Board of Directors has standing Audit, Governance and Nominating, Compensation and Executive Committees.

Audit Committee.    The functions of the Audit Committee are described in Item 2 below under the heading “Report of the Audit Committee.” The charter of the Audit Committee is attached to this proxy statement as Annex I and is available on the Company’s Investor Relations website (www.disney.com/investors). The Audit Committee met nine times during fiscal 2003.

On January 6, 2004, the Board selected the members of the Audit Committee for the coming year, as shown above. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Matschullat, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee is available on the Company’s Investor Relations website (www.disney.com/investors). The Committee met 12 times during fiscal 2003.

On January 6, 2004, the Board selected the members of the Governance and Nominating Committee for the coming year, as shown above. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Compensation Committee.    The function of the Compensation Committee is described in “Executive Compensation” below, under the heading “Report of the Compensation Committee.” The charter of the Compensation Committee is available on the Company’s Investor Relations website (www.disney.com/investors). In fiscal 2003, the Compensation Committee met six times. During fiscal 2003, a separate subcommittee charged with reviewing, approving, administering and giving advice and recommendations to the Board with respect to performance-based and other compensation of corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code, met once before it was dissolved in December 2002 and its responsibilities returned to the Compensation Committee. All of the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Executive Committee.    The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board. In fiscal 2003, the Executive Committee held no meetings, but took action by unanimous written consent three times.

Who is the Board’s presiding director?

In December 2002, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Director George Mitchell served in this position during fiscal 2003, and in January 2004 the non-management members of the Board designated him to continue serving in this position until the Company’s 2005 annual meeting of shareholders.

How does the Board select nominees for the Board?

The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify candidates upon request of the Committee from time to time. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations as described in “Additional Information—Advance Notice Procedures,” below.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;
•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;
•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers, guests and communities; and
•	the willingness of the prospective nominee to meet the minimum equity interest holding guideline set out in the Company’s Corporate Governance Guidelines.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

How does the Board determine which directors are considered independent?

In January 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted during the year by the New York Stock Exchange. The portion of the Guidelines addressing director independence is attached to this proxy statement as Annex II, and the full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.disney.com/investors). A copy may also be obtained upon request from the Company’s Corporate Secretary.

Pursuant to the Guidelines, the Board undertook its annual review of director independence in January 2004. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions—What related party transactions involved directors?” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Michael Eisner, Robert Iger and John Bryson. Messrs. Eisner and Iger are considered inside directors because of their employment as senior executives of the Company. Mr. Bryson is considered a non-independent outside director because, under the newly adopted independence standard in the Guidelines, the amount of programming content and advertising purchased from Disney subsidiary companies in fiscal 2003 by, plus advertising time purchased by Company subsidiaries from, a cable programming service in which Disney has an indirect 50% equity interest and which employs Mr. Bryson’s wife in an executive capacity, exceeded the new threshold of 2% of that service’s total revenues for the year. We provide additional information regarding compensation provided to Mr. Bryson’s wife under “Certain Relationships and Related Transactions—What related party transactions involved directors?” below.

How often did the Board meet during fiscal 2003?

The Board met seven times during fiscal 2003. Each director attended all of the meetings of the Board and Committees on which he or she served. Four Directors attended the Company’s annual shareholders meeting in Denver in March of 2003; the other Directors were unable to attend due to a severe winter storm that disrupted travel into Denver. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board and Committees of which he or she is a member.

How are directors compensated?

Base Compensation.    Each non-employee director receives an annual retainer of $45,000 and a fee of $1,000 per Board or Committee meeting attended. Committee chairs receive an additional annual retainer of $3,500. Under the Company’s Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan, non-employee directors may elect, on an annual basis, to receive all or part of their retainer and meeting fees in common stock, distributed after the end of each calendar year, or to defer all or part of their compensation until the termination of their service as a director. Deferred compensation may be maintained, at the participating director’s election, in a cash or stock unit account. In addition, the Board may direct the Compensation Committee to establish a stock unit account for an eligible director and to credit such eligible director’s stock unit account with stock units instead of paying the retainer and fees in cash on a non-elective basis at such times and in such amounts as the Board determines (i.e., regardless of whether such eligible director elects to defer any portion of his or her cash compensation under the Plan). The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings and for other Company-business related expenses. Directors who are also employees of the Company receive no additional compensation for service as a director.

The Company does not provide retirement benefits to directors under any current program. Three persons who served as directors during fiscal 2003 are eligible for benefits under a retirement policy terminated as of December 31, 1994, based upon their years of service through that date: Stanley Gold, who was a director until December 1, 2003, receives 70% of the annual retainer payable to non-employee directors each year for seven years following such date; Mr. Watson will be entitled to receive 100% of the annual retainer for 19 years following his retirement; and Mr. Wilson will be entitled to receive 50% of the annual retainer for five years following his retirement.

Options.    Each non-employee director receives an automatic grant, on March 1 of each year, of options to purchase 6,000 shares of the Company’s common stock. For fiscal 2003, Ms. Estrin, Ms. Lozano, Fr. O’Donovan and Messrs. Bryson, Gold, Mattschulat, Mitchell, Murphy, Watson and Wilson received grants under this plan as did former directors Reveta Bowers, Sidney Poitier, Robert Stern and Andrea Van de Kamp. Each option grant, vesting in equal installments over five years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $16.945 in the case of options granted in 2003. In the event of termination of service by reason of mandatory retirement or permanent disability, the options continue to vest in accordance with their original schedule. In the event of termination of service by reason of death, the options vest immediately. In either case, the options remain exercisable for five years following termination, but in no event longer than the original expiration date of the option. In all other cases, options cease to vest upon termination and all options must be exercised within three months of termination.

Certain Relationships and Related Transactions—What related party transactions involved directors?

Jennifer Gold, a daughter of Stanley Gold, who was a director until December 1, 2003, was employed by a Company subsidiary as a senior marketing manager throughout fiscal 2003. Ms. Gold was paid an aggregate salary and bonus of $96,482 for her services during the year. Director Ray Watson’s son, David Watson, worked as executive director for new media for a Company subsidiary during the year, receiving an aggregate salary and bonus of $147,963.

Director John Bryson’s wife, Louise Bryson, serves as Executive Vice President – Distribution and Business Development for Lifetime Entertainment Television, a cable television programming service in which the Company has an indirect 50% equity interest. Ms. Bryson received an aggregate salary (including car allowance) of $414,366 for her services with Lifetime during fiscal 2003 and received a bonus of $635,134 in fiscal 2003 with respect to her services in fiscal 2002. She is also eligible for an annual bonus for fiscal 2003, although as of the date of this report no bonus determination for 2003 had yet been made by Lifetime with respect to Ms. Bryson. By agreement among the Company, Lifetime and Lifetime’s other equity owner, The Hearst Corporation, neither the Company nor any of its employees or affiliates participates in any decision making at Lifetime with respect to Ms. Bryson’s performance or compensation. In addition, as noted above, Lifetime acquired programming and purchased advertising time from, and sold advertising time to, Company subsidiaries, but the Company believes that neither Mr. Bryson nor Ms. Bryson had a material direct or indirect interest in those transactions.

The Company paid $162,000 to Air Shamrock, Inc. as reimbursement for use of an Air Shamrock aircraft for business travel during fiscal 2003 by Roy Disney, who was Vice Chairman of the Company and a director until November 30, 2003. Payment was based on an independent evaluation obtained by the Company of the average incremental cost of operating the type of aircraft typically used by the Company including an allowance for incidental expenses, which together formed the basis for an agreed maximum reimbursement rate. Air Shamrock is owned by Shamrock Holdings, Inc., of which Mr. Disney is a director and which is wholly owned by Mr. Disney and his children and trusts for their and his grandchildren’s benefit. Stanley Gold is also a director of Air Shamrock, Inc. and President and Chief Executive Officer of Shamrock Holdings, Inc.

During fiscal 2003, a Company subsidiary sold programming content to PRN Corporation, an entity in which Shamrock Capital, a subsidiary of Shamrock Holdings, Inc. has a greater than 10% equity investment and on whose board of directors an officer of Shamrock Capital sits. The Company subsidiary received $173,340 in fiscal 2003 for the programming content sold to PRN Corporation.

Company President and director Robert Iger’s father-in-law, Eugene Bay, is a principal of Eugene Bay Associates, Inc., a marketing company that has been retained by the Company’s subsidiary ESPN, Inc. since 1990 (prior to Mr. Iger’s marriage to Mr. Bay’s daughter) to provide sports marketing services. Mr. Bay’s company received a total of $115,917 for services provided during fiscal 2003.

The Company’s subsidiary ABC, Inc. makes an office and secretarial services available to director Thomas Murphy, who served as Chairman of the Board of Capital Cities/ABC, Inc. prior to its acquisition by the Company in 1996. ABC, Inc. also provides Mr. Murphy with a leased car and a driver. The aggregate cost to the Company of the secretarial and transportation services in fiscal 2003 was approximately $255,464; Mr. Murphy’s office did not represent an incremental expense to the Company, but reflected an internal cost allocation of approximately $62,457.

During fiscal 2003, the Company made a contribution of $5,000,000 through the Performing Arts Center of Los Angeles County to Walt Disney Concert Hall I, a California not-for-profit corporation. The contribution was the fifth equal installment of a $25,000,000 pledge under a pledge agreement, dated November 26, 1997, for the development of The Walt Disney Concert Hall and The Roy O. Disney and Edna F. Disney CalArts Theater in downtown Los Angeles, California. Andrea Van de Kamp, who was a director of the Company until March 2003, is Chairman Emeritus, and was until July 1, 2003, Chairman and Chief Executive Officer, of The Performing Arts Center, and was a director of Walt Disney Concert Hall I until November 2002. Ms. Van de Kamp was not a member of the Company’s Board at the time of the Company’s pledge.

Pursuant to the provisions of the Company’s bylaws and indemnification agreements, legal expenses incurred by certain Directors in connection with derivative litigation against the Directors relating to the employment agreement with the Company’s former president, Michael S. Ovitz, as described in the Company’s 2003 Annual Report on Form 10-K, are being advanced on behalf of those Directors by the Company or the Company’s insurer. Accordingly, from the beginning of fiscal 2003 through January 13, 2004, the Company paid $633,885 to law firms that represented, for all or a portion of the period, Ms. Bowers, Messrs. Disney, Eisner, Gold, Mitchell, Murphy, Poitier, Stern, Watson and Wilson and Fr. O’Donovan and $9,657 to a law firm that represented Mr. Eisner for a portion of the period. In addition, from the beginning of fiscal 2003 through January 13, 2004, the Company paid a law firm representing Messrs. Disney and Gold $444,752 in connection with the Ovitz matter and the SEC proceeding described in the Company’s 2003 Annual Report on Form 10-K. The Company also is advancing legal expenses incurred by Directors in connection with derivative litigation relating to the disclosure of ongoing commercial litigation regarding intellectual property rights to Winnie the Pooh and accordingly, from the beginning of fiscal 2003 through January 13, 2004, paid $22,296 to a law firm that represented each of the persons who served as a Director during fiscal 2003. Additional bills with respect to the foregoing matters have been submitted to the Company and are either being reviewed and processed for payment or sent to the Company’s insurer for payment, and other bills have been submitted directly to the Company’s insurer.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-0931. Effective January 22, 2004, the Governance and Nominating Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Does the Company have a Code of Ethics?

The Company has Standards of Business Conduct, which are applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Code of Business Conduct and Ethics for Directors, which contains provisions specifically applicable to directors. Both the Standards of Business Conduct and the Code of Business Conduct and Ethics for Directors are available on the Company’s Investor Relations website (www.disney.com/investors). The Company intends to post amendments to or waivers from its Standards of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) or to the Code of Business Conduct and Ethics for Directors at this location on its website.

CERTAIN LEGAL PROCEEDINGS

As previously disclosed, in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, the U.S. Securities and Exchange Commission (the “SEC”) is conducting an investigation into an amendment of the Company’s Annual Report on Form 10-K for fiscal year 2001, certain related matters and other related party transactions that have been previously disclosed by the Company. The investigation does not relate to the Company’s financial statements but rather to the issue of disclosure of those relationships. The Company and its Chief Executive Officer are currently in discussions with the staff of the SEC about a possible administrative resolution of these non-financial matters, which would allege disclosure deficiencies generally about these matters and cite violation under Sections 13(a) and 14(a) of the Exchange Act regarding the following relationships between the Company and certain directors: the employment of adult children of three directors by the Company and the wife of another director by a 50% owned joint venture (whose employment preceded the director’s tenure); the provision of an office, secretary and driver to one director following his retirement as Chief Executive Officer of Capital/Cities ABC, Inc.; and the payments to Air Shamrock, Inc., a company controlled by a former director, in reimbursement for his business use of his private corporate jet. If agreement is reached, the settlement under discussion would involve the issuance of an administrative “cease and desist” order.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The charter of the Audit Committee of the Board, as revised in December 2003, specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;
•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with legal and regulatory requirements;
•	the qualifications and independence of the Company’s independent auditors; and
•	the performance of the Company’s independent auditors and of the Company’s internal audit function.

The full text of the Committee’s revised charter is attached to this proxy statement as Annex I and is available on the Company’s Investor Relations website (www.Disney.com/investors).

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;
•	supervises the relationship between the Company and its independent auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving significant non-audit services; and confirming the independence of the independent auditors; and
•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Committee met nine times during fiscal 2003. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During fiscal 2003, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Monica C. Lozano

Robert W. Matschullat, Chair

Leo J. O’Donovan, S.J.

Raymond L. Watson*

*	John S. Chen replaced Mr. Watson as a member of the Audit Committee effective January 6, 2004.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal 2003.

What is the role of the Compensation Committee in establishing compensation?

The charter of the Compensation Committee, which is available in the Investor Relations section of the Company’s website (www.disney.com/investors), gives the Committee direct responsibility to:

•	review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer;
•	evaluate the performance of the Chief Executive Officer and, either as a committee or together with the other independent members of the Board, determine and approve the compensation level for the Chief Executive Officer; and
•	make recommendations to the Board regarding compensation of other executive officers and certain compensation plans.

The Committee’s specific responsibilities include:

•	periodic review of the Company’s general executive compensation policies and strategies;
•	review and approval of corporate goals and objectives relevant to compensation of executive officers and evaluation of their performance in light of those goals and objectives;
•	determination, either as a committee or together with the other independent members of the Board, of the compensation of the Chief Executive Officer and the President and Chief Operating Officer;
•	approval of the salaries, bonuses and all equity-based compensation of certain other executive officers, including setting performance targets for bonuses for executive officers subject to Section 162(m) of the Internal Revenue Code;
•	review of the Company’s benefit programs for all executive officers and review and approval of all incentive, performance-based and equity based plans plus review and approval of other plans submitted to the Committee by management;
•	review and approval of the terms of employment contracts of executive officers and other senior members of management; and
•	recommendations to the Board with respect to compensation policies for outside directors.

In addition, the Committee has been given responsibility by the Board for reviewing and making recommendations with respect to the professional development of the Company’s executive personnel, including policies and practices with respect to professional training and executive succession within the Company’s various business segments. This responsibility supplements the Board’s overall responsibilities with respect to succession planning for the Company’s principal senior executive officers, as provided in the Board’s Corporate Governance Guidelines.

Each of the members of the Compensation Committee is independent within the meaning of the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange.

In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisers to consult with it as the Committee deems appropriate.

What are the objectives of the Company’s executive compensation policies?

The objectives of the Company’s executive compensation policies are to obtain and retain management and creative talent while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders.

In pursuing these objectives, the Committee believes that it is important to place a high proportion of executive officers’ compensation “at risk,” in the form of an annual bonus that takes into account both personal performance and the Company’s performance. The Committee also believes it is appropriate to tie a significant portion of executive officers’ compensation to the value of the Company’s stock to more closely align the interests of executives to the interests of shareholders. Accordingly, executive officer compensation at the Company is paid in three key elements:

•	a base salary;
•	a performance-based annual bonus, which may be paid in cash or restricted stock units (or shares of stock) or both; and
•	periodic grants of stock-based compensation (such as stock options and/or shares of restricted stock or restricted stock units, which may be subject to performance-based vesting requirements), primarily to provide incentives for long-term performance.

How were base salaries for fiscal 2003 determined for executive officers?

In reviewing and approving the base salaries of executive officers (other than the Chief Executive Officer, who is discussed separately below), the Committee considered the terms of any employment contract with the executive; the recommendation of the Chief Executive Officer and (except in the case of his own compensation) the President and Chief Operating Officer; to the extent available, salary norms for persons in comparable positions at comparable companies (primarily large, diversified publicly held corporations, including major entertainment companies); the person’s experience; and a subjective assessment of the nature of each executive’s performance and contribution to the Company. The fiscal 2003 salaries of the most highly compensated executive officers of the Company are shown in the Executive Compensation Summary Table.

During fiscal 2003, the Committee took all of the foregoing factors into account in approving the salary increases shown for Messrs. Iger, Staggs, Murphy and Braverman in the Executive Compensation Summary Table (as well as, in Mr. Braverman’s case, the substantially expanded responsibilities he assumed during the year in becoming the Company’s General Counsel).

How is compensation for the Company’s Chief Executive Officer determined?

Mr. Eisner is compensated pursuant to an employment agreement entered into in January 1997 and amended in June 2000. The agreement, which is described below under “Employment Agreements—Michael D. Eisner,” extends through September 30, 2006, subject to earlier termination under certain circumstances. Mr. Eisner’s employment agreement provides for an annual base salary of $1,000,000; bonuses, if any, are determined as described below pursuant to the Company’s 2002 Executive Performance Plan.

How were bonuses and performance-based compensation for fiscal 2003 determined for executive officers?

Annual bonuses for executive officers not subject to Section 162(m)

In accordance with the Company’s compensation policies and practices, after the end of fiscal year 2003 the Company’s Chief Executive Officer and the President and Chief Operating Officer developed a Company-wide discretionary bonus pool for all eligible employees of the Company and its subsidiaries, including all executive officers other than those subject to Section 162(m) of the Internal Revenue Code. The size of the bonus pool was based upon an assessment of both overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals, including goals related to operating income, cash flow and other key operating metrics for the Company as a whole and for individual business units. The assessment also took into account subjective qualitative evaluations of performance and achievements in particular business units.

The proposed bonus pool, together with a description of the key factors upon which it was based, was presented to and reviewed with the Compensation Committee, which also received advice on the proposal from its independent compensation consultant. Based upon this review, the Committee approved the actual amount of the annual bonus pool. In doing so, the Committee gave particular weight to segment financial performance, although it did not specifically weigh individual factors. Once the overall bonus pool was approved by the Committee and the full Board, the Company’s senior management developed individual bonus recommendations, within the limits of the pool, for eligible executive employees, based on an evaluation of their individual performance and contribution to their business unit, the performance of their business unit as a whole and the Company’s overall performance. The Committee reviewed management’s presentation and gave final approval to the recommended bonuses.

Annual bonuses for executive officers subject to Section 162(m)

Annual bonuses for executive officers shown in the Executive Compensation Summary Table below, all of whom are treated as “covered employees” under Section 162(m) of the Internal Revenue Code, are granted under the Company’s 2002 Executive Performance Plan, which was approved by shareholders at the Company’s 2002 annual meeting.

In approving fiscal 2003 bonus awards for Section 162(m) officers, the Committee determined that the Company’s performance target established for 2003 under the plan had been achieved, thus permitting the payment of the maximum bonuses under the plan, as described below under “How is the Company addressing Internal Revenue Code limits on deductibility of compensation?” The plan permits the Committee to approve the payment of bonus amounts of less than these permitted maximums, based on such factors as it deems appropriate. In determining the actual bonus amounts payable to the Section 162(m) officers, the Committee took into account the overall performance factors described above, as well as individual performance and achievements during the year. The Committee also reviewed compensation paid for comparable positions at other large, diversified publicly held corporations, including major entertainment companies. In addition, the Committee took into account the specific recommendations of the Chief Executive Officer and the President and Chief Operating Officer (except with respect to their own compensation). Based on these factors, the Committee granted the bonuses set forth in the Executive Compensation Summary Table.

For fiscal 2003, as for fiscal 2002, the Committee decided to pay a substantial portion of annual bonuses to most of the Section 162(m) officers in the form of stock unit awards that are subject to time-based vesting requirements (see Note 1 to the Executive Compensation Summary Table). By granting these stock unit awards, the Committee sought to enhance the retention effect of the bonus program.

Annual bonus for the Company’s Chief Executive Officer

In determining a bonus for Mr. Eisner for fiscal 2003 under the 2002 Executive Performance Plan, the Committee determined that the Company’s performance target for the year had been achieved, thus permitting the payment of a bonus under the Plan to Mr. Eisner, subject to the permitted maximum. The Committee also took into account all of the same performance factors described above that were considered in the determination of bonuses for executive officers generally and for other executive officers subject to Section 162(m). In addition, with respect specifically to Mr. Eisner, the Committee noted that his base salary remains lower than that of chief executives of comparable corporations and thus a greater proportion of his overall compensation is determined by performance-based awards, such as the annual bonus, and stock appreciation. The Committee also took note of the overall quality of Mr. Eisner’s leadership of the Company’s affairs during the year, as well as his role in promoting the following fiscal 2003 achievements:

•	the significant improvement in the Company’s overall financial performance during the year, including an overall improvement in as-reported earnings and earnings excluding non-recurring items;
•	the strengthened performance of key businesses, including outstanding performance by the Walt Disney Studios and improved operations and results at the ABC television network;
•	the continuing focus on close control of costs and prudent capital investment, contributing to an increase in cash flow from operations and free cash flow after capital investment, which was in line with prior-year investment levels, and a reduction in total and net debt; and

•	clear strategic leadership for the protection of the Company’s key assets and the development of new directions for future growth through digital innovation and other means and ongoing international expansion.

Based upon these considerations, and with input from the Committee’s independent consultant, the Committee awarded Mr. Eisner a non-cash bonus in the form of restricted stock units having a value of $6,250,000 as of the date of grant. This award represented a 25% increase over the amount awarded for fiscal 2002, which was also made payable in restricted stock units rather than cash. All of the units awarded for fiscal 2003 are scheduled to vest at the end of the current term of Mr. Eisner’s employment agreement (see Note 1 to the Executive Compensation Summary Table below).

Annual stock option and stock unit awards

Annual stock option and stock unit grants, as well as options granted on initial hire, are designed to provide long-term incentives to executive officers and to better align interests of executives with the interests of shareholders. The Committee grants stock options and stock units on an annual basis to existing employees and to new employees upon hiring in amounts that take into account such factors as market data on total compensation packages, the value of stock option and stock unit grants at targeted external companies, total shareholder return, share usage and shareholder dilution. Special grants may also be authorized outside of the annual-grant framework, though a grantee who receives a special grant that exceeds the typical annual-grant level will generally not be eligible for annual grants for two to five years or until he or she is promoted, enters into a new employment agreement or is within twelve months of full vesting, unless the Committee specifically determines otherwise.

In carrying out these option guidelines for fiscal 2003, Mr. Iger, under the direction of Mr. Eisner (neither of whom received annual grants in fiscal 2003), recommended the number of options and stock units for each annual grant, generally within a range associated with the individual’s position and salary level.

Long-term performance-based compensation

Under the 2002 Executive Performance Plan, the Committee is authorized to grant restricted stock or restricted stock units that are intended to qualify as performance-based compensation under Section 162(m). In general, restricted stock granted under the plan is a grant of stock that is subject to forfeiture if specified performance-based vesting requirements are not satisfied, and restricted stock units are awards denominated in shares of the Company that are payable to a participant in cash or shares upon satisfaction of performance-based conditions specified by the Committee.

As described in last year’s report, the Committee awarded performance-based restricted stock units to certain executive officers in April 2002 as set forth in the Long-Term Incentive Plan Awards table in the proxy statement for the 2003 annual meeting. Those awards were designed to provide long-term performance incentives over a period of several years. The Committee therefore did not make additional awards in fiscal 2003.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to each of the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

To address these requirements, the Company’s 2002 Executive Performance Plan provides for the Compensation Committee to establish, early in each fiscal year, a performance target or targets for the year. At the same time, the Committee establishes an objective formula or standard for calculating the maximum bonus payable to each participating executive officer, which may not exceed the maximum amounts provided for under the plan. After the end of the fiscal year, if the applicable target or targets have been met, the Committee determines the bonus amount for each participating executive officer (not exceeding the permitted maximum established for such officer for the year), the form in which it will be paid (cash, shares of stock or stock units, or a combination thereof) and whether payment or vesting of all or a portion of the bonus will be deferred.

Early in fiscal 2003, the Committee established an overall performance target for the year based on the achievement of a specified level of “adjusted net income.” None of the permitted adjustments, which included adjustments for changes in accounting principles and certain other events that could affect net income, had a significant effect on the final determination of achievement of the performance target for fiscal 2003.

After the end of the fiscal year, the Compensation Committee determined that the fiscal 2003 target had been achieved and that bonuses would be paid under the plan. As permitted by the plan, the Committee reduced bonuses well below the maximum permitted amount. The bonuses awarded to the most highly compensated executive officers of the Company are shown in the “Annual Bonus” columns of the Executive Compensation Summary Table.

While the Committee designs certain components of executive compensation to preserve deductibility, it believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has from time to time approved, and may in the future approve, compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Members of the Compensation Committee

Judith L. Estrin (Chair)

Robert W. Matschullat

Leo J. O’Donovan, S.J.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee as of the date of this proxy statement is or has been an officer or employee of the Company. In early fiscal 2003, director Raymond Watson, who served as Chairman of the Board of the Company from May 1983 to September 1984, was a member of the Committee. In addition, Ray Watson’s son, David Watson, worked as an executive director for new media for a Company subsidiary during fiscal 2003, receiving an aggregate salary and bonus of $147,963. Director Thomas Murphy, who also served on the Committee in fiscal 2003, was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. prior to its acquisition by the Company in 1996, but did not hold any office with the Company or its subsidiaries after the acquisition. In addition, the Company’s subsidiary ABC, Inc. makes an office and secretarial services available to Mr. Murphy and provides Mr. Murphy with a leased car and a driver. The aggregate cost of the Company for the secretarial and transportation services in fiscal 2003 was approximately $255,464; Mr. Murphy’s office did not represent an incremental expense to the Company, but reflected an internal cost allocation of approximately $62,457. Mr. Watson’s and Mr. Murphy’s service on the Compensation Committee ended in December 2002.

Employment Agreements

Michael D. Eisner.    Mr. Eisner serves as Chief Executive Officer of the Company pursuant to an employment agreement originally entered into on January 8, 1997, as amended and restated on June 29, 2000. The agreement provides for Mr. Eisner’s employment through September 30, 2006 (subject to earlier termination under certain circumstances as described below).

Under the agreement, Mr. Eisner currently receives a base salary of $1,000,000 per year, subject to possible increase by the Board. Bonus compensation to be paid to Mr. Eisner, if any, is determined pursuant to the Company’s 2002 Executive Performance Plan. In addition, in the event of termination of Mr. Eisner’s employment by the Company in a manner that is a breach of the agreement or termination by him for “good reason” as described below, Mr. Eisner is entitled to receive post-termination annual bonuses for the full remaining term of the employment agreement and the 24-month period thereafter, with the 24-month period being subject to reduction to twelve months if he takes employment with another major entertainment company other than as an independent producer within twelve months of termination. Each such post-termination bonus would be in the amount of the greater of $6,000,000 or the average of the three highest bonuses in the last four years prior to termination. In the event of termination of employment as a result of death or disability or upon normal termination of the agreement in September 2006, Mr. Eisner will be eligible for a bonus for the fiscal year in which the termination occurs and will receive post-termination bonuses calculated in accordance with the foregoing for the 24 months following such fiscal year.

The Company has the right to terminate Mr. Eisner’s employment upon his death, upon illness or disability that has incapacitated him for six consecutive months, or for “good cause,” which is defined as gross negligence, malfeasance or resignation without approval of the Company (except for termination for “good reason”). Mr. Eisner has the right to terminate the agreement for “good reason” in the event he is not elected or retained as Chairman and Chief Executive Officer and a director of the Company, or the Company acts to reduce his duties and responsibilities materially or to change the location of the performance of his duties from the Los Angeles area. “Good reason” will not be deemed to exist solely by virtue of a sale of the Company or all or substantially all of its assets or its combination with another entity, provided that Mr. Eisner continues to have the same authority with respect to the Company’s current businesses and that he reports directly to, and is retained as a member of, the board of directors of the acquiror or its parent entity (if there is one). In the event of any termination of Mr. Eisner’s employment by the Company without “good cause” or by Mr. Eisner for “good reason,” or in the event of his death or disability, all of Mr. Eisner’s options granted in connection with his employment agreement vest immediately and remain exercisable until the earlier of five years thereafter or their scheduled expiration dates, and he or his estate is entitled to a cash payment equal to the present value of the remainder of the salary and to the bonus payments provided for in his agreement as described above. In the event of any termination of employment for good cause prior to a business combination, all of Mr. Eisner’s options, whether vested or unvested, terminate immediately. After a business combination, vested options terminate only in the event that Mr. Eisner voluntarily resigns. The employment agreement also provides for a death benefit to Mr. Eisner’s estate in the event of his death during the term of the agreement, in an after-tax amount equal to $3,000,000.

The agreement also provides for Mr. Eisner to serve as a consultant to the Company after expiration of the agreement at a fee to be mutually agreed, which may be nominal, plus continuation of the benefits and/or perquisites provided to him during his term as Chief Executive Officer, excluding any items that would conflict with laws, regulations and/or tax qualifications applicable to the Company’s group health, pension and employee welfare plans, and other than salary, bonuses and stock options, except as otherwise provided in the agreement with respect to certain specified continuing obligations (principally post-termination bonuses, as described above). Any such consulting agreement would be terminable by the Company if Mr. Eisner were to accept employment with a third party, render any services to a competitor or become disabled.

If any payments to or benefits under Mr. Eisner’s employment agreement would be subject to excise tax as an “excess parachute payment” under federal income tax rules, he will receive either the full amount of the payments or such lesser amount as would result in the greatest after-tax payment to him.

In connection with the original employment agreement, stock options were granted to Mr. Eisner on September 30, 1996 to acquire a total of 24,000,000 shares of Disney common stock under the Company’s Amended and Restated 1995 Stock Incentive Plan. Of this total, an option with respect to 15,000,000 shares bears an exercise price of $21.10, the fair market value of the Company’s common stock on September 30, 1996, as determined under the Plan. In June 2000, in connection with the amendment of Mr. Eisner’s employment agreement, this option was amended to vest with respect to 3,000,000 shares on June 30, 2000, and to vest as to 6,000,000 shares on each of September 30, 2001, and September 30, 2002. The option terminates on September 30, 2008, and contractual restrictions on the transfer of shares acquired upon exercise of this option have now terminated. In addition, at the Company’s request, Mr. Eisner exercised during August 2000, an option with respect to 3,000,000 shares that vested on June 30, 2000. Three additional options, each with respect to 3,000,000 shares, bear exercise prices in excess of fair market value on the date of grant: one, with an exercise price of $26.38 (125% of fair market value); the second, with an exercise price of $31.66 (150% of fair market value); and the third, with an exercise price of $42.21 (200% of fair market value). These options were also amended in June 2000 and vested on September 30, 2003, provided that any shares acquired upon their exercise are not transferable until September 30, 2004, September 30, 2005, and September 30, 2006, respectively (the original vesting dates of these options prior to their amendment), except for (a) (i) permitted share withholding or permitted sales of shares to pay minimum required taxes due upon option exercise or (ii) certain family transfers of up to 8,000,000 shares, in each case if permitted by the Compensation Committee or (b) upon the earlier termination of employment by the Company without “good cause” or by Mr. Eisner for “good reason.” These options expire on September 30, 2011.

Mr. Eisner’s agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of Company employees for two years following termination of employment.

Robert A. Iger.    Mr. Iger is employed as President and Chief Operating Officer of the Company, reporting to the Company’s Chief Executive Officer, pursuant to an employment agreement entered into in 2000. The agreement, which originally had a term of four years until January 2004 and provided for an annual salary of $1,500,000, was modified in fiscal 2002 to extend the term to September 30, 2005. In December 2002, his salary was increased to $2,000,000. Of this amount, $1,500,000 is payable in accordance with the Company’s prevailing payroll policies, while the remaining $500,000 is deferred, to be paid, together with interest at the applicable federal rate for mid-term treasuries, reset annually, no less than 30 days after Mr. Iger is no longer subject to the provisions of Section 162(m) of the Internal Revenue Code. Pursuant to a modification of the Company’s Amended and Restated Key Plan in January 2003, the deferred amounts of Mr. Iger’s salary (including amounts previously deferred) are credited for purposes of determining his retirement benefits. (See “Retirement Plans” below.) Mr. Iger is also eligible for an annual bonus under the Company’s 2002 Executive Performance Plan and for performance-based stock unit awards such as those awarded to him in fiscal 2002. In addition, the Compensation Committee in November 2001 granted Mr. Iger an option to acquire 1,750,000 shares of Company common stock in connection with the extension of his employment agreement during the fiscal year. The option has an exercise price of $21.05 (the fair market value on the date of grant), vests in five equal annual installments beginning one year after the date of grant, subject to acceleration in certain circumstances, and terminates on November 27, 2011. Mr. Iger’s employment agreement also provided for a special one-time payment of $2,200,000 in fiscal year 2000 in discharge of all obligations of the Company and its affiliates to provide compensation under prior employment arrangements.

Mr. Iger is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company. The Company has also agreed to nominate him for election to the Board as a member of the management slate at each annual meeting of shareholders during the term of the agreement, and he has agreed to serve on the Board if elected.

Mr. Iger’s employment may be terminated by the Company in the event of death or permanent disability, in which case Mr. Iger or his estate is entitled to receive 100% of his salary (including the deferred portion) for an additional twelve months, 75% of such salary for twelve months thereafter and 50% for the next twelve months. In the case of disability, such payments will be reduced by the amount of any disability insurance or other income paid to Mr. Iger. In addition, in the event of termination because of death or permanent disability, all of his stock options become immediately exercisable for the period specified in the relevant stock option agreements, and his performance-based stock unit award vests in full, regardless of whether any performance periods have been completed. He or his estate is entitled to a pro rata bonus for the year in which death or termination for disability occurred, calculated on the basis of an assumed bonus for the full year equal to the greater of $1,000,000 or the annual bonus received for the prior fiscal year.

Mr. Iger’s employment may be terminated by the Company for “good cause,” which is defined as willful gross neglect or malfeasance in the performance of his duties or resignation without Company consent (except as provided in the following paragraph). In the event of such termination, the Company’s only obligation is to pay any amounts unconditionally accrued, earned or vested through the date of termination.

Mr. Iger has the right to terminate his employment in the event of a reduction in his compensation rights, or a material reduction of any employee benefit or perquisite, other than as part of an across-the-board reduction generally applicable to all senior executives; the Company’s failure to retain him as President and Chief Operating Officer or to nominate him for election to the Board; a material diminution in his duties, assignment of duties that are materially inconsistent with those duties or a change in his reporting relationship so that he no longer reports to the Chief Executive Officer of the Company; or relocation of his office more than 50 miles from

Manhattan or the greater Los Angeles area. Mr. Iger’s duties and responsibilities will not be deemed to be materially reduced solely by virtue of a sale of the Company or all or substantially all of its assets or its combination with another entity, provided that Mr. Iger continues to have the same duties and responsibilities and authority with respect to the Company’s businesses as he had immediately prior to the time of the transaction and that he continues to report directly to the Chief Executive Officer and/or Board of the entity that represents all or substantially all of the continued businesses of the Company or any of its affiliated companies.

If Mr. Iger exercises his right to terminate his employment agreement, or if the Company terminates his employment in breach of the agreement, Mr. Iger is entitled, as his sole remedy, to his salary (including deferred salary and interest) through the date of termination; additional salary (including deferred salary) at the annualized rate in effect immediately prior to termination, for the balance of the original employment term; a bonus for the year in which termination occurs equal to the greater of $1,000,000 or his annual bonus for the prior fiscal year; the right to exercise all stock options in full for the period provided in the relevant stock option agreement; any other amounts earned, unconditionally accrued or owing to Mr. Iger but not yet paid; and other benefits in accordance with applicable plans and programs of the Company.

If any payments to or benefits under Mr. Iger’s employment agreement would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay Mr. Iger an additional amount to adjust for the incremental tax costs to Mr. Iger of such payments.

Mr. Iger’s employment agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of Company employees for two years following termination of employment.

Thomas O. Staggs.    Pursuant to an employment agreement entered into in September 2003, Mr. Staggs is employed as Senior Executive Vice President and Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer and, if determined by the Company in its sole discretion, the Chief Operating Officer of the Company. The agreement expires in March 2008 and provides for an annual salary of $875,000 through December 31, 2003, $950,000 for calendar year 2004, $1,000,000 for calendar year 2005, $1,050,000 for calendar year 2006 and $1,125,000 for the period of January 1, 2007 through March 31, 2008. Mr. Staggs is also eligible for an annual bonus under the Company’s 2002 Executive Performance Plan and performance-based stock unit awards such as those awarded to him in fiscal 2002, and to be considered in the future for awards of stock options or other stock-based compensation of the Company. Mr. Staggs is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

Mr. Staggs’s employment may be terminated by the Company in the event of death or disability, in which case Mr. Staggs or his estate is entitled to receive 100% of his salary for an additional twelve months, 75% of such salary for twelve months thereafter and 50% for the next twelve months. He or his estate will also be entitled to a pro rata bonus for the year in which death or termination for disability occurred (and a bonus for the prior year if bonuses have not yet been paid for that year), calculated on the basis of an assumed bonus for the full year equal to the average of his annual bonuses received for the prior two fiscal years in which bonuses were awarded.

Mr. Staggs’s employment may be terminated by the Company for gross negligence, gross misconduct, willful gross neglect or malfeasance or resignation without Company consent (except as described in the following paragraph). In the event of such termination, the Company’s only obligation is to pay any earned but unpaid salary and unconditionally accrued benefits and business expenses.

Mr. Staggs has the right to terminate his employment upon at least 30 days notice given to the Company within 60 days following the occurrence of any of the following events without his consent (except that the Company shall have 20 days after notice to cure the conduct specified in the notice): a failure by the Company to provide him with the compensation and benefits to which he is entitled under the agreement; any failure by the Company to continue him in his position as Senior Executive Vice President and Chief Financial Officer; a material diminution in his duties or assignment of duties that are materially inconsistent with those duties or a change in his reporting relationship so that he no longer reports to the Chief Executive Officer of the Company; or relocation of his office more than 50 miles from Los Angeles. Mr. Staggs’ duties and responsibilities will not be deemed to be materially reduced solely by virtue of a sale of the Company or all or substantially all of its assets or its combination with another entity, provided that Mr. Staggs continues to have the same duties and responsibilities and authority with respect to the Company’s businesses as he had immediately prior to the time of the transaction and that he continues to report directly to the Chief Executive Officer (and Chief Operating Officer, if applicable) of the entity that manages all such businesses of the Company.

If Mr. Staggs exercises his right to terminate his employment agreement, or if the Company terminates his employment in breach of the agreement, Mr. Staggs is entitled, as his sole and exclusive remedy, to his salary through the date of termination; salary for the balance of the original employment term payable in accordance with the original schedule; the right to exercise all stock options whether vested or unvested in full for the period provided in the applicable stock option plan; the immediate vesting of all then outstanding stock unit awards; a pro rata bonus for the year in which the termination occurs (and a bonus for the prior year if bonuses have not yet been paid for that year), calculated on the basis of an assumed bonus for the full year equal to the average of his annual bonuses received for the prior two fiscal years in which bonuses were awarded; and other benefits in accordance with applicable plans and programs of the Company.

If any payments to or benefits under Mr. Staggs’s employment agreement would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay Mr. Staggs an additional amount (not to exceed $4 million) to adjust for the incremental tax costs to Mr. Staggs of such payments.

Mr. Staggs’s employment agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of Company employees for two years following termination of employment.

Alan N. Braverman.    Pursuant to an employment agreement entered into in September 2003, Mr. Braverman is employed as Senior Executive Vice President and General Counsel of the Company, reporting to the Company’s Chief Executive Officer and President and Chief Operating Officer. The agreement has a term of five years until September 2008 and provides for an initial annualized salary of $750,000, with annual increases, if any, to be at the discretion of the Company, except that Mr. Braverman may terminate his agreement for good reason (as defined below) if his annual salary is not increased by at least $50,000 within three years of the initial date of the agreement. Mr. Braverman is also eligible for an annual bonus under the Company’s 2002 Executive Performance Plan and to be considered in the future for awards of stock options or other stock-based compensation of the Company. Mr. Braverman is entitled to participate in employee benefits and perquisites generally made available to senior executives of the Company.

Mr. Braverman’s employment may be terminated by the Company in the event of death or disability, in which case Mr. Braverman or his estate is entitled to receive 100% of his salary for an additional twelve months, 75% of such salary for twelve months thereafter and 50% for the next twelve months. He or his estate will also be entitled to a pro rata bonus for the year in which death or termination for disability occurred (and a bonus for the prior year if bonuses have not yet been paid for that year), calculated on the basis of an assumed bonus for the full year equal to the average of his annual bonuses received for the prior two fiscal years in which bonuses were awarded.

Mr. Braverman’s employment may be terminated by the Company for gross negligence, gross misconduct, willful gross neglect or malfeasance or resignation without Company consent (except as described in the following paragraph). In the event of such termination, the Company’s only obligation is to pay any earned but unpaid salary and unconditionally accrued benefits and business expenses.

Mr. Braverman has the right to terminate his employment upon at least 30 days notice given to the Company within 60 days following the occurrence of any of the following events without his consent (except that the Company shall have 20 days after notice to cure the conduct specified in the notice) (“good reason”): a failure by the Company to provide him with the compensation and benefits to which he is entitled under the agreement (including any reduction in his salary or the failure to increase his salary by at least $50,000 within three years of the date of the agreement); any failure by the Company to continue him in his position as Senior Executive Vice President and General Counsel; a material diminution in his duties or assignment of duties that are materially inconsistent with those duties or a change in his reporting relationship so that he no longer reports to the Chief

Executive Officer and the President and Chief Executive Officer of the Company; or relocation of his office more than 50 miles from Los Angeles. Mr. Braverman’s duties and responsibilities will not be deemed to be materially reduced solely by virtue of a sale of the Company or all or substantially all of its assets or its combination with another entity, provided that Mr. Braverman continues to have the same duties and responsibilities and authority with respect to the Company’s businesses as he had immediately prior to the time of the transaction and that he continues to report directly to the Chief Executive Officer and President and Chief Operating Officer of the entity that manages all such businesses of the Company.

If Mr. Braverman exercises his right to terminate his employment agreement, or if the Company terminates his employment in breach of the agreement, Mr. Braverman is entitled, as his sole and exclusive remedy, to his salary through the date of termination; salary for the balance of the original employment term payable in accordance with the original schedule; the right to exercise all stock options whether vested or unvested in full for the period provided in the applicable stock option plan; the immediate vesting of all then outstanding stock unit awards; a pro rata bonus for the year in which the termination occurs (and a bonus for the prior year if bonuses have not yet been paid for that year), calculated on the basis of an assumed bonus for the full year equal to the average of his annual bonuses received for the prior two fiscal years in which bonuses were awarded; and other benefits in accordance with applicable plans and programs of the Company.

If any payments to or benefits under Mr. Braverman’s employment agreement would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company has agreed to pay Mr. Braverman an additional amount (not to exceed $2 million) to adjust for the incremental tax costs to Mr. Braverman of such payments.

Mr. Braverman’s employment agreement contains provisions relating to non-competition during the term of employment, protection of the Company’s confidential information and intellectual property, and non-solicitation of Company employees for two years following termination of employment.

Stock Incentive Plans Change in Control Provisions.    Under the terms of the Company’s stock incentive plans, awards are generally subject to special provisions upon the occurrence of a defined “change in control” transaction unless this provision is superseded in an executive’s employment agreement or otherwise waived. Under the plans, if within twelve months of a change in control there occurs a “triggering event” with respect to the employment of a plan participant, any outstanding stock options, restricted stock units, performance-based stock units or other plan awards will generally become fully vested and, in certain cases, paid to the plan participant. A triggering event is defined to include a termination of employment by the Company other than for “cause,” a termination of employment by the participant following a reduction in position, pay or other “constructive termination,” or a failure by the successor company to assume or continue the plan award. Under the terms of the plans, payments under awards that become subject to the excess parachute tax rules may be reduced under certain circumstances.

Family Income Assurance Plan.    The Company has in effect a Family Income Assurance Plan for certain key executives. Coverage under this self-insured plan provides that, in the event of the death of a participating key executive while employed by the Company, the eligible spouse, same sex domestic partner or dependent child is entitled to receive an amount equal to 100% of the executive’s salary in effect at the date of death for the first year after such date of death, 75% thereof during the second year, and 50% thereof during the third year. Applicable provisions in the employment contracts of otherwise covered executives supersede the provisions of the Family Income Assurance Plan for such executives. During fiscal 2003, the Company incurred no cost under this plan with respect to the persons identified in the Executive Compensation Summary Table.

Executive Compensation Summary Table

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of September 30, 2003 (the “named executive officers”) for services rendered to the Company during each of the past three fiscal years.

EXECUTIVE COMPENSATION SUMMARY TABLE

		Annual Compensation					Long-Term Compensation		All Other Compen- sation(5)
				Annual Bonus		Other Annual Compen- sation(2)	Restricted Stock Awards (3)(4)	Number of Stock Options Granted
Name and Principal Position	Fiscal Year	Salary		Cash	Stock Units(1)
Michael D. Eisner Chief Executive Officer and Chairman of the Board	2003 2002 2001		$1,000,000 1,000,000 1,000,000	$0 0 0	$6,250,000 5,000,000 0	$63,656 88,176 —	— — —	— — —	$4,775 4,718 4,020
Robert A. Iger President and Chief Operating Officer	2003 2002 2001		$1,394,231 1,000,000 1,000,000	$4,000,000 3,000,000 0	$1,000,000 1,000,000 0	— 153,037 92,450	— — —	— 1,750,000 —	$504,775 504,718 504,020
Peter E. Murphy Senior Executive Vice President and Chief Strategic Officer	2003 2002 2001		$841,827 700,000 700,000	$1,000,000 750,000 1,000,000	$450,000 425,000 0	— — —	— — —	— 600,000 —	$4,775 4,718 4,020
Thomas O. Staggs Senior Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $	841,827 700,000 700,000	$1,000,000 750,000 1,000,000	$450,000 425,000 0	— — —	— — —	— 600,000 —	$4,775 4,718 21,878
Alan N. Braverman Senior Executive Vice President and General Counsel	2003 2002 2001		$685,291 620,369 613,171	$700,000 430,000 450,000	$0 0 0	— — —	$574,628 — —	144,000 197,500 120,000	$4,775 4,320 4,545

(1)	Stock units awarded for fiscal 2003 were made in the amounts indicated effective January 22, 2004, based upon the $24.635 fair market value of the Company’s common stock on that date. Accordingly, Mr. Eisner received a total of 253,704 units; Mr. Iger received 40,592 units; and Messrs. Murphy and Staggs received 18,266 units. Fractional shares were disregarded with respect to the foregoing awards. Stock unit awards for fiscal 2002 were made in the amounts indicated effective January 27, 2003, based upon the $16.735 fair market value of the Company’s common stock on that date. Accordingly, Mr. Eisner received a total of 298,775.02 units; Mr. Iger received 59,755.00 units; and Messrs. Murphy and Staggs received 25,395.88 units. The stock units awarded for fiscal 2003 and 2002 are scheduled to vest in two tranches: 50% of each grant vests on the second anniversary of the date of grant, and the other 50% two years thereafter, except that in the case of Messrs. Eisner and Iger, 50% of the stock units awarded for fiscal 2002 and 100% of the stock units awarded for fiscal 2003 vest at the end of the terms of their employment under their respective employment agreements. Dividends payable prior to vesting of restricted stock units are paid on the restricted stock units in the form of additional restricted stock units. All bonuses awarded for fiscal 2001 were made outside of the Company’s Annual Bonus Performance Plan for Executive Officers, the predecessor to the 2002 plan. At September 30, 2003, the restricted stock units previously awarded (none of which had vested as of that date) had a value, based upon the fair market value of the Company’s common stock on September 30, 2003, of $6,026,292 for Mr. Eisner, $1,205,258 for Mr. Iger, and $512,235 for each of Messrs. Murphy and Staggs.

(2)

In accordance with SEC rules, amounts totaling less than $50,000 have been omitted. Pursuant to an executive security program established by the Board, the Company requires Mr. Eisner to use Company aircraft for non-business as well as business travel. The Board requires the Company to provide these security services for the Company’s benefit rather than as a personal benefit or perquisite. Of the amount shown for Mr. Eisner for fiscal 2003, $48,316 represents the incremental cost to the Company of non-business use of Company aircraft. Of the amount shown for Mr. Eisner for fiscal 2002, $72,926 represents the incremental cost to the Company of non-business use of Company aircraft. Of the amount shown for Mr.

Iger for fiscal 2002, $120,000 represents a portion of payments in the net amount of $267,000 made to him during the year in connection with his maintenance of an apartment in New York during the period from his relocation to Los Angeles in 2000 through fiscal 2002. During this period, as Chairman of the ABC Group and President of Walt Disney International, and later as President and Chief Operating Officer of the Company, Mr. Iger devoted significant efforts to the operations of ABC and other Company matters in New York in addition to his California-based responsibilities. The table reflects the amount by which the net payment to Mr. Iger exceeded the cost that the Company estimates it would otherwise have incurred if it had provided local hotel accommodations to him. Of the amount shown for Mr. Iger in fiscal 2001, $75,381 related to use of Company aircraft.

(3)	Excludes award of performance-based stock units under the 2002 Executive Performance Plan, which were reported separately in the year of award. At September 30, 2003, these performance-based stock units (none of which had vested as of that date) had a value, based upon the fair market value of the Company’s common stock on September 30, 2003, of $5,042,500 for each of Messrs. Iger, Murphy and Staggs.

(4)	Mr. Braverman received an award of 19,768 restricted stock units in January 2003 valued at $17.14 per share and an award of 14,120 restricted stock units in March 2003 valued at $16.70 per share, in each case based upon the fair market value of the Company’s common stock on the date of award. At September 30, 2003, the 33,888 restricted stock units had a value of $683,521 based on the fair market value of the Company’s common stock on that date. The restricted stock units vest in two tranches: 50% vests on the second anniversary of the date of grant, and the other 50% two years thereafter. Dividends payable prior to vesting of restricted stock units are paid on the restricted stock units in the form of additional restricted stock units.

(5)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in this column pursuant to SEC rules. The amounts shown in this column include the following:

•	Matching contributions by the Company under the Disney Salaried Savings and Investment Plan (and, in the case of Mr. Braverman, the ABC, Inc. Savings & Investment Plan), all of which are initially invested in common stock of the Company. During fiscal 2003, 2002 and 2001, the Company’s matching contributions were $4,000, $4,000 and $3,400, respectively, for each of the named executive officers, except the contribution was $4,250 for Mr. Braverman in fiscal 2001.
•	Insurance premiums under personal liability insurance plans that the Company provides for certain key employees with coverage up to $5,000,000. Benefits under the plan supplement each employee’s personal homeowner’s and automobile liability insurance coverage. The Company paid $775, $718 and $620 in premiums on behalf of Messrs. Eisner, Iger, Murphy, Staggs and Braverman during fiscal 2003, 2002 and 2001, respectively, except the premiums paid on behalf of Mr. Braverman were $320 and $295 in fiscal 2002 and fiscal 2001, respectively.

In the case of Mr. Iger, the amounts shown for “All Other Compensation” also include $500,000 in deferred salary for fiscal 2003, 2002 and 2001 as provided in his employment agreement. See “Employment Agreements—Robert A. Iger.” The amounts shown for Mr. Staggs for 2001 include $17,858 of reimbursements for interest expenses in connection with a third party loan.

Option Grants during Fiscal 2003

The following table sets forth information with respect to option grants to the named executive officers during fiscal 2003:

•	the number of shares of Disney common stock underlying options granted during the year;
•	the percentage that such options represent of all options of the same class granted to employees during the year;
•	the exercise price (which in each case was equal to the fair market value of the stock on the date of grant);
•	the expiration date; and
•	the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

The hypothetical value of the options as of their date of grant has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and the Company’s use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

OPTION GRANTS DURING FISCAL 2003

Name	Number of Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Hypothetical Value at Grant Date(2)
Michael D. Eisner	—	—
Robert A. Iger	—	—
Peter E. Murphy	—	—
Thomas O. Staggs	—	—
Alan N. Braverman	84,000	0.26%	$17.14	1/24/2013	$556,080
	60,000	0.18%	$16.70	3/19/2013	$385,800

(1)	The Compensation Committee, which administers the Company’s stock option and incentive plans, has general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits.

(2)	The estimated present value at grant date of options granted during fiscal year 2003 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of six years; a risk-free interest rate of 3.4%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 40%; and a dividend yield of 1.23% and 1.26% for the two grants respectively, representing the current $0.21 per share annual dividend divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” In each case the options vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to acceleration in certain circumstances.

Option Exercises and Values for Fiscal 2003

The table below sets forth the following information with respect to option exercises during fiscal 2003 by each of the named executive officers and the status of their options at September 30, 2003:

•	the number of shares of Disney common stock acquired upon exercise of options during fiscal 2003;
•	the aggregate dollar value realized upon the exercise of those options;
•	the total number of exercisable and non-exercisable stock options held at September 30, 2003; and
•	the aggregate dollar value of in-the-money exercisable options at September 30, 2003.

AGGREGATED OPTION EXERCISES DURING FISCAL 2003

AND

OPTION VALUES ON SEPTEMBER 30, 2003

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized Upon Exercise	Number of Unexercised Options 9/30/03		Value of Unexercised In-the-Money Options 9/30/03(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. Eisner	—	—	21,232,236	154,824	—	—
Robert A. Iger	—	—	3,264,514	2,304,839	—	—
Peter E. Murphy	—	—	1,223,021	1,086,774	$187,273	—
Thomas O. Staggs	61,500	$288,945	1,394,321	1,041,774	$213,155	—
Alan N. Braverman	—	—	384,500	455,888	—	$463,140

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $20.17 per share, the average of the high and low prices reported for New York Stock Exchange transactions on September 30, 2003.

Retirement Plans

The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Retirement Plan, for salaried employees who have completed one year of service. Benefits are based primarily on the participant’s credited years of service and average base compensation (excluding other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant’s retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Retirement benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service.

In calendar year 2003, the maximum compensation limit under a tax-qualified plan was $200,000, and the maximum annual benefit that may be accrued under a tax-qualified defined benefit plan was $160,000. To provide additional retirement benefits for key salaried employees, the Company maintains a supplemental nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans. This plan recognizes deferred amounts of base salary for purposes of determining applicable retirement benefits. Benefits under this plan are provided by the Company on a noncontributory basis.

The table below illustrates the total combined estimated annual benefits payable under these retirement plans to eligible salaried employees for various years of service assuming normal retirement at age 65. The table illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

RETIREMENT PLAN AND RESTATED KEY PLAN

Average Annual Base Compensation Highest Five Consecutive Years	Years of Credited Service
	15	20	25	30	35
$ 250,000	$74,319	$99,121	$124,031	$148,800	$172,300
500,000	146,507	195,371	244,344	293,175	340,737
750,000	218,694	291,621	364,656	437,550	509,175
1,000,000	290,882	387,871	484,969	581,925	677,613
1,250,000	363,069	484,121	605,281	726,300	846,050
1,500,000	435,257	580,371	725,594	870,675	1,014,488
1,750,000	507,444	676,621	845,906	1,015,050	1,182,925
2,000,000	579,632	772,871	966,219	1,159,425	1,351,362

As of December 1, 2003, annual payments under the Disney Salaried Retirement Plan and the Amended and Restated Key Plan would be based upon an average compensation of $923,269 for Mr. Eisner, $1,634,168 for Mr. Iger, $704,519 for Mr. Murphy, $704,712 for Mr. Staggs and $585,541 for Mr. Braverman. Mr. Eisner has 19 years, Mr. Iger has four years, Mr. Murphy has 15 years, Mr. Staggs has 14 years and Mr. Braverman has one year of credited service.

Prior to transfer to The Walt Disney Company, Mr. Iger and Mr. Braverman were employed by ABC, Inc. and covered under the ABC, Inc. Retirement Plan and the Benefit Equalization Plan of ABC, Inc. Mr. Iger’s total combined estimated annual benefit payable at age 65 under these ABC plans is $648,774, determined on a straight-life annuity basis with credited service of 25 years accumulated prior to Mr. Iger’s transfer. Mr. Braverman’s total combined estimated annual benefit payable at age 65 under these ABC plans is $139,125, determined on a straight life annuity basis with credited service of nine years accumulated prior to Mr. Braverman’s transfer. Benefits under the ABC, Inc. Retirement Plan are based primarily on a participant’s credited years of service and average compensation while a participant under the plan. Average compensation is based on the highest five consecutive years of compensation during the last ten-year period of active plan participation, and compensation consists of all wages and bonus payments, exclusive of expense allowances and reimbursements, fringe benefits and stock option income. Like the Company’s Amended and Restated Key Plan, the Benefits Equalization Plan of ABC, Inc. is a non-qualified, non-funded plan that provides eligible participants retirement benefits in excess of the compensation limits and maximum benefit accruals that apply to tax-qualified plans. Participant contributions are not required, or allowed, under the ABC plans. In the event that either Mr. Iger or Mr. Braverman, at a future date, becomes entitled to a greater aggregate retirement benefit by crediting all of his years of ABC service under the Disney plans instead of the ABC plans, he will be entitled to receive the greater benefit.

Equity Compensation Plans

The following table summarizes information, as of September 30, 2003, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	223,337,894	(3)	$26.44	(4)	76,006,521
Equity compensation plans not approved by security holders	—		—		—
Total(2)	223,337,894		$26.44	(4)	76,006,521

(1)	These plans are the Company’s 1995 Stock Option Plan for Non-Employee Directors, the Amended and Restated 1995 and 1990 Stock Incentive Plans, the 1987 and 1984 Stock Incentive Plans and the Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan (which was approved by shareholders at the 2003 annual meeting).

(2)	Does not include options to purchase an aggregate of 565,391 shares, at a weighted average exercise price of $66.61, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

(3)	Includes an aggregate of 4,282,098 restricted stock units and performance-based stock units.

(4)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based stock units.

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index and a peer group index over the five-year period extending through the end of fiscal 2003. The graph assumes that $100 was invested on September 30, 1998 in the Company’s common stock, the S&P 500 Index and the peer group index and that all dividends were reinvested.

The peer group index consists of the companies that were formerly included in the Standard & Poor’s Entertainment and Leisure Index. Although Standard & Poor’s discontinued this index in January 2002, the Company believes the companies included in the index continue to provide a representative sample of enterprises in the primary lines of business in which the Company engages. These companies are, in addition to The Walt Disney Company, media enterprises Time Warner Inc. and Viacom Inc.; resort and leisure-oriented companies Carnival Corporation, Harrah’s Entertainment, Inc., Hilton Hotels Corporation, Marriott International, Inc. and Starwood Hotels and Resorts Worldwide, Inc.; and consumer-oriented businesses Brunswick Corporation, Darden Restaurants, Inc., McDonalds Corporation, Starbucks Corporation, Yum! Brands, Inc. (formerly Tricon Global Restaurants, Inc.) and Wendy’s International Inc.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	Sept. 1998	Sept. 1999	Sept. 2000	Sept. 2001	Sept. 2002	Sept. 2003
The Walt Disney Co.	100	103	152	75	61	83
S&P 500	100	128	145	106	84	105
Custom Composite Index (14 Stocks)	100	157	160	105	76	91

ITEM 1—ELECTION OF DIRECTORS

The current term of office of all of the Company’s directors expires at the 2004 annual meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. The two nominees who have been appointed to the Board since the last election of directors were each initially recommended to the Governance and Nominating Committee by a third-party search firm. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

John E. Bryson	Director since 2000

Mr. Bryson, 60, has served as Chairman of the Board, President and Chief Executive Officer of Edison International, the parent company of Southern California Edison, an electric utility, since 1990. He is also a director of The Boeing Company and Pacific American Income Shares, Inc./Western Asset Funds, Inc.

John S. Chen	Director since 2004

Mr. Chen, 48, has been Chairman, Chief Executive Officer and President of Sybase, Inc., a software developer, since November 1998. From February 1998 through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division, Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf.

Michael D. Eisner	Director since 1984
Mr. Eisner, 61, has served as Chairman of the Board and Chief Executive Officer of the Company since 1984. Prior to joining the Company, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+Western Industries, Inc. Prior to joining Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

Judith L. Estrin	Director since 1998
Ms. Estrin, 49, is President and Chief Executive Officer of Packet Design, LLC, a company that she co-founded in May 2000 to develop networking technology. Ms. Estrin served as Chief Technology Officer and Senior Vice President of Cisco Systems Inc., a developer of hardware and software to link computer systems, from 1998 until April 2000, and as President and Chief Executive Officer of Precept Software, Inc., a developer of networking software of which she was co-founder, from 1995 until its acquisition by Cisco in 1998. She is also a director of FedEx Corporation, an international provider of transportation and delivery services.

Robert A. Iger	Director since 2000

Mr. Iger, 52, has served as President and Chief Operating Officer of the Company since January 2000, having previously served as President of Walt Disney International and Chairman of the ABC Group. From 1974 to 1998, Mr. Iger held a series of increasingly responsible positions at ABC, Inc. and its predecessor Capital Cities/ABC, Inc., culminating in service as President of the ABC Network Television Group from 1993 to 1994 and President and Chief Operating Officer of ABC, Inc. from 1994 to 1999. He is a member of the Board of Directors of Lincoln Center for the Performing Arts in New York City.

Aylwin B. Lewis	Director since 2004

Mr. Lewis, 49, is President, Chief Multibranding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W. Prior to being named President, Chief Multibranding and Operating Officer in 2003, he was Chief Operating Officer of YUM! Brands since 2000 and Chief Operating Officer of Pizza Hut from 1996. Mr. Lewis is also a director of Halliburton Co.

Monica C. Lozano	Director since 2000

Ms. Lozano, 47, is Publisher and Chief Executive Officer of La Opinión, the largest Spanish-language newspaper in the United States, and Senior Vice President of its parent company, ImpreMedia, LLC. In addition, Ms. Lozano is a member of the Board of Regents of the University of California and a trustee of the University of Southern California. She is a trustee of SunAmerica Asset Management Corporation and a director of Union Bank of California, the California Health Care Foundation and Tenet Healthcare Corporation.

Robert W. Matschullat	Director since 2002
Mr. Matschullat, 56, a private equity investor, served from October 1995 until June 2000 as Vice Chairman of the Board of The Seagram Company Ltd., a global company with entertainment and beverage operations. He also served as Chief Financial Officer of Seagram until January 2000. Prior to joining Seagram, Mr. Matschullat was head of worldwide investment banking for Morgan Stanley & Co. Incorporated, a securities and investment firm, and was one of six management members of the Morgan Stanley Group board of directors. He is the non-executive Chairman of the Board of The Clorox Company, a consumer products company, and a director of McKesson Corporation.

George J. Mitchell	Director since 1995
Senator Mitchell, 70, is a partner of the law firm of Piper Rudnick LLP in Washington, D.C. and senior counsel to Preti, Flaherty, Beliveau & Pachios in Portland, Maine. He previously served as Chairman of the law firm of Verner, Liipfert, Bernhard, McPherson & Hand in Washington, D.C., which merged with Piper Rudnick in October 2002. He served as a United States Senator from 1980 to 1995, and was Senate Majority Leader from 1989 to 1995. He is a director of FedEx Corporation, a provider of transportation and delivery services; Staples, Inc., an office supply company; and Starwood Hotels & Resorts. He has also served as Chairman of the Peace Negotiations in Northern Ireland and the International Fact-Finding Committee on Violence in the Middle East.

Leo J. O’Donovan, S.J.	Director since 1996

Fr. O’Donovan, 69, is President Emeritus of Georgetown University, having served as President of the University from 1989 until 2001. He has served on a number of higher education boards, including that of the Association of Catholic Colleges and Universities, and was a member of the Steering Committee of Presidents for the America Reads initiative. He also is a former member of the National Council on the Arts of the National Endowment for the Arts, past chair of the Consortium on Financing Higher Education and past president of the Catholic Theological Society of America.

Gary L. Wilson	Director since 1985
Mr. Wilson, 64, has been Chairman of the Board of Directors of Northwest Airlines Corporation since 1997, having served as Co-Chairman of the Board of Directors from 1991 to 1997 and as a director since 1989. From 1985 through 1989, he was Executive Vice President and Chief Financial Officer of the Company. Mr. Wilson is a director of CB Richard Ellis, Inc., a commercial real estate services company, and Yahoo! Inc., an Internet communications, commerce and media company. He also serves on the board of trustees of Duke University and the board of overseers of the Wharton School at the University of Pennsylvania.

The Board recommends that shareholders vote “FOR” each of the persons nominated by the Board.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2003 are described under “Fees to Independent Auditors for Fiscal 2003 and 2002” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The Board recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2004.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Auditors for Fiscal 2003 and 2002

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the audit of the Company’s annual financial statements for fiscal 2003 and fiscal 2002 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2003 and fiscal 2002.

	Fiscal 2003	Fiscal 2002
	(in millions)
(1) Audit fees	$12.2	$10.7
(2) Audit-related fees (a)	5.7	3.3
(3) Tax fees (b)	6.3	6.4
(4) All other fees (c)	—	40.8

(a)	Principally audits of employee benefit plans and other related entities and services with respect to internal controls.

(b)	Principally tax compliance services (including U.S. federal and international returns) and tax examination assistance.

(c)	Principally consulting services in fiscal 2002 for Company-wide financial and other information systems and process improvement projects. In January 2002, the Company announced that it would not enter into any new consulting contracts with its independent auditors. Consulting fees for fiscal 2002 reflect payments made during that year with respect to services contracted for and commenced prior to the announcement. Effective October 1, 2002, PwC sold its consulting business, including the business unit providing these services, to IBM.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

ITEM 3—SHAREHOLDER PROPOSALS

The Company has been notified that several shareholders intend to present proposals for consideration at the annual meeting. The address and stock ownership of each of the proponents identified below will be furnished by the Company’s Corporate Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request therefor.

Proposal 1—China Labor Standards (Harrington Investments)

The Company has been notified that a representative of Harrington Investments, Inc. intends to present the following proposal for consideration at the annual meeting:

“WHEREAS: our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights. They have been signed by the Chinese government and China’s national laws.

“(1) No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

“(2) Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

“(3) Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

“(4) Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

“(5) Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

“(6) We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

“(7) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

“(8) Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

“(9) Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

“(10) We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

“(11) We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

“RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

“SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.”

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

This resolution is identical to one presented at the Company’s annual meetings in 2002 and 2003. At the 2002 meeting, the holders of approximately 6% of the Company stock that was voted supported the resolution, while more than 85% voted against its adoption and the remainder abstained. At the 2003 meeting, the holders of less than 9% of the Company stock that was voted supported the resolution, while more than 83% voted against its adoption and the remainder abstained.

The Company continues to believe that the adoption of this particular set of principles would not significantly strengthen its promotion and maintenance of responsible international labor practices. The Company adopted its own International Labor Standards (ILS) program in 1996. The program encompasses a comprehensive set of policies, practices and protocols designed to protect the interests of workers engaged in the manufacture of Disney merchandise, whether for licensees or for direct sale at Disney properties.

At the core of our ILS program are the principles set forth in the Company’s Code of Conduct for Manufacturers, which was established in 1996. The Code sets forth our requirements for manufacturers of Disney-branded merchandise with respect to working conditions, compensation and benefits, working hours, nondiscrimination, health and safety, association, environmental protection, compliance with law, monitoring of compliance and publication of the Code itself. The Code has since been translated into more than 50 languages and distributed to tens of thousands of licensees, vendors, factories and individual workers. Copies of the Code may be obtained from the Company’s Corporate Secretary, or through the Internet at the Corporate Information section of the Company’s website.

The principles embodied in our Code are consistent with those of the Workplace Code of Conduct developed by the White House Apparel Industry Partnership, the predecessor organization of the Fair Labor Association, and in most respects also reflect the principles set forth in this shareholder proposal. Disney’s Code and program are not, however, limited to China; we apply our program in all countries where Disney-branded merchandise is manufactured, with active implementation and monitoring currently in progress in approximately 50 countries. In addition, our ILS program goes well beyond the principles in the shareholder proposal, by making education, cooperation, monitoring and remediation integral elements of a comprehensive labor policy. We have made meetings and training sessions with licensees, vendors, factories and business units an essential part of our ILS effort, holding hundreds of intensive training sessions with internal and external monitors, factory owners and managers, as well as with Disney employees. And when manufacturing facilities fall short of our Code standards, we seek to work with management to develop a remediation plan to bring the facility into compliance and thus permit continuing authorization to manufacture branded merchandise.

This comprehensive approach reflects our belief that simply promulgating a statement of principles is not enough: a code must be vigorously enforced. Our ILS program conducts factory monitoring activities using both internal and external monitors, all of whom are specifically trained to perform thorough audits, including private discussions with factory workers. To date, we have conducted more than 35,000 audits of factories manufacturing Disney merchandise around the world.

In 2000, we began an effort to enhance our monitoring programs by working with a group of interested nongovernmental investors on a project designed to provide an independent, objective assessment of our monitoring program and practices. The initial phase of this project, which included a detailed review of our policies and procedures as well as a site visit to observe our monitoring process, has been completed. A second phase, involving a more comprehensive approach to sustaining Code compliance, is currently in process, as part of our ongoing efforts to ensure that our program continues to meet the challenge of achieving our goals.

While we remain open to proposals to strengthen our practices, whether through special-purpose codes such as the one set forth above or new approaches to education and monitoring, we believe our program currently reflects a desirable structure and balance. We therefore do not believe that implementing a special code of conduct for the People’s Republic of China would contribute significantly to our ILS efforts at this stage.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Proposal 2 —China Labor Standards (New York City Retirement Systems and Pension Funds)

The Company has been notified that a representative of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, and the New York City Police Pension Fund intends to present the following proposal for consideration at the annual meeting:

“Whereas, The Walt Disney Company currently has extensive operations in China, and

“Whereas, human rights abuses in the overseas subsidiaries and suppliers of U.S. corporations can lead to negative publicity, public protests and a loss of consumer confidence which can have a negative impact on shareholder value, and

“Whereas, the Hong Kong Christian Industrial Committee has surveyed over twenty toy manufacturers in south China, including a number of suppliers of Disney and other major U.S. toy companies, and

“Whereas, the study found a number of violations of Disney’s corporate code of conduct on the part of its suppliers, as well as violations of Chinese Labor Law, and

“Whereas, the study found that a large majority of workers surveyed at those supplier factories were unaware of the corporate codes of conduct of Disney and other U.S. toy companies that are supplied by their factories.

“Therefore, be it resolved, that shareholders request that the Board of Directors review and report to shareholders by November 2004, on the adherence of Disney’s suppliers in China to Disney’s corporate code of conduct, to the provisions of the Chinese government’s Labor Law; and to the core conventions of the International Labor Organization (ILO). This report should be prepared at reasonable expense and contain no proprietary information.

“Supporting Statement: The New York City Employees Retirement System, the New York City Teachers’ Retirement System, and the New York City Police and Fire Department Pension Funds, believe that the adoption of this resolution will benefit the company by helping to ensure that it is not associated with human rights violations in the workplace. We urge you to vote FOR this proposal.”

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

This resolution addresses issues substantially similar to the matters addressed by proposal 1, above, and for the same reasons we do not believe that an additional report on the matters covered by the proposal would contribute significantly to our international labor standards efforts at this stage.

Accordingly, the Board of Directors recommends that you vote “AGAINST” this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Proposal 3—Theme Park Safety

The Company has been notified that a representative of the Burke-Lazarus Trust intends to present the following proposal for consideration at the annual meeting:

“Whereas:

“On September 6, 2003, one person died and eleven were injured when a locomotive from the Big Thunder Mountain Railroad roller coaster ride at Disneyland theme park derailed and disconnected from the rest of the train. Although not all deaths at the park have been ride-related, this was the 10th since it opened in 1955.

“On January 2, 2001, The Orange County Register reported that the ‘State declares Disney Ride Unsafe,’ stating that our company was ordered to make changes to the Roger Rabbit Cartoon ride after a boy on the ride fell out of his car, was pinned underneath another car and was critically injured.

“On January 24, 2001, the Los Angeles Times reported that a 6 year-old girl lost most of her finger when it became caught in a rifle on Disney Land’s Tom Sawyer Island.

“On June 21, 2001, the Los Angeles Times reported that our Company reached a confidential settlement with Deborah Bynum of Texas who claimed the Indiana Jones Adventure attraction caused a brain hemorrhage.

“According to a U.S. Consumer Product Safety Commission (CPSC) report released in August 2002, Amusement Ride-Related Injuries and Deaths in the United States: 2002 Update, 6,704 people were treated in hospital emergency rooms for amusement park ride-related injuries in 2001.

“On May 22, 2003, Representative Edward Markey of Massachusetts, joined by other Representatives, introduced the National Amusement Park Ride Safety Act of 2003, which calls for the CPSC to have federal regulatory jurisdiction over theme park safety.

“Resolved: Shareholders request that the Board of Directors report to shareholders by July 2004, our company’s policies for amusement park safety, including medical response policies and disclosure of the past two-years of all recorded injuries caused by our amusement park rides which required medical services, other than ordinary first aid, including those that led to fatalities, while visiting our amusement parks. This report should exclude any proprietary information.

“Supporting Statement: There is little federal or state regulation regarding amusement park safety, rules or guidelines and requirements vary from state to state. For example, reporting injuries caused by park rides is not required in most states. Accidents that occur in Florida’s theme parks are not publicly reported, New Jersey requires even minor bumps and scrapes to be reported, while Ohio lets parks keep accident records confidential unless a rider dies or is immediately admitted to a hospital. Without uniform recording, reporting or disclosure for all amusement parks in all states it may be impossible to know how safe, or unsafe, amusement park rides are for visitors. Our company should be a leader in amusement park safety and publicly disclose comprehensive safety policies and medical response guidelines to insure safety for all guests at our theme parks, both domestic and foreign.

The Board of the Company recommends a vote “AGAINST” this proposal for the following reasons:

This resolution is virtually identical to resolutions presented by the same proponents at the Company’s 2002 and 2003 annual meetings. At the 2002 meeting, the holders of approximately 5% of the Company stock that was voted supported the resolution, while approximately 88% voted against its adoption and the remainder abstained. At the 2003 meeting, the holders of approximately 8% of the Company stock that was voted supported the resolution, while approximately 85% voted against its adoption and the remainder abstained.

As the Company noted in response to last year’s resolution, safety has been a paramount objective at all Disney theme parks and entertainment facilities since the opening of Disneyland Park in 1955. Addressing safety concerns is an integral element of the entire design and development process for each ride and attraction, occupying the attention of Disney’s own staff of Imagineers and the safety experts of outside vendors as the development process proceeds from initial concept through design, development, manufacture and final installation and testing. All rides are designed with built-in safety systems and redundancies to promote reliable and safe operations. They are also designed in accordance with nationally recognized standards of the American Society for Testing and Materials (ASTM).

Safety continues to be a primary concern after installation. All ride operators go through a rigorous training and certification program before they are allowed to operate a ride, and they receive additional training on an ongoing basis to remain current in their knowledge. In addition, engineers and technicians are involved in daily and other periodic inspections and maintenance of all rides at all of the theme parks—including more than 1,000 engineers and technicians at the Walt Disney World Resort alone. Many of these engineers, with a wide variety of engineering degrees, professional registrations and technical certifications, were also involved in the original design and manufacturing of the rides and thus have a clear understanding of their proper operation and maintenance. We utilize state-of-the-art diagnostic and inspection equipment to monitor the proper operation of rides on an ongoing basis.

We also take numerous steps to encourage all of our guests to take responsibility for their own safety by following warning and safety signs prominently displayed at our attractions, by reviewing guest literature and by listening to audio announcements of appropriate behavior and actions while aboard theme park rides.

Finally, we cooperate fully with state safety regulatory and reporting programs. The State of Florida, for example, reviews the safety program at each park twice a year to assure that it meets or exceeds state requirements. In addition, we report information relating to serious injuries or fatalities to Florida’s Department of Agriculture and Consumer Affairs, which makes the information publicly available. In California, legislation adopted in 1999 established an amusement park ride inspection program and accident reporting requirements that are administered by a state regulatory agency. Since the enactment of this legislation, we have cooperated with the California regulatory agency regarding the inspection of rides and the reporting of accidents at our California parks.

In June 2002, the Company published a special “Report on Safety,” describing the safety programs at the Company’s theme parks and resorts. Copies of the report can be obtained upon request to the Company’s Corporate Secretary, or through the “Investor Relations” section of the Company’s website.

We believe that The Walt Disney Company is already an industry leader in promoting theme park safety, and that a further special report on the subject would not meaningfully benefit the Company or its shareholders.

Accordingly, the Board recommends that you vote “AGAINST” this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Resignation Letters.    On November 30, 2003, Roy E. Disney resigned as a Director of the Company and on December 1, 2003, Stanley P. Gold, who serves as a financial adviser to Mr. Disney and his family, also resigned as a Director of the Company. Messrs. Disney and Gold each furnished a letter to the Company describing the reasons for their resignations. Mr. Disney’s letter described his disagreement with the direction and style of management of the Company, and cited certain ways in which he believed the Company had failed over the past seven years. Mr. Gold’s letter stated his belief that the Board of Directors was insular, and therefore shielded management from criticism and accountability. Mr. Gold claimed that the Board’s adoption and application of its previous Corporate Governance Guidelines had been crafted to stifle dissent, and he cited the Board’s determination that Mr. Disney should no longer serve on the Board because Mr. Disney had surpassed the Guidelines’ retirement age as evidence of this claim. Mr. Gold also stated his belief that the Board had been unwilling to address certain issues he had raised in written correspondence, including what he described as management failures, operational deficiencies, imprudent capital allocation, “cannibalization of certain Company icons for short-term gain,” loss of creative talent, absence of succession planning and lack of strategic focus. He described his disagreement with the Board’s decision not to separate the positions of Chairman of the Board and Chief Executive Officer of the Company and its decisions with respect to management and director compensation. Each of the letters called for the resignation or retirement of Michael Eisner as Chairman and Chief Executive Officer of the Company. The Company filed each of the letters with a Report on Form 8-K on December 5, 2003.

The non-management members of the Board disagree with the views expressed in the letters of Messrs. Disney and Gold, and issued a statement categorically rejecting Mr. Gold’s allegations on December 1, 2003. In the statement, the non-management directors noted that prior to Mr. Gold’s resignation, the Board had extensively discussed and deliberated each of the concerns he had raised, and that he continued to characterize failure to agree with him as failure to consider the issues he raised . Mr. Disney’s and Mr. Gold’s calls for change of management had also previously been considered and rejected. The non-management directors expressed their view that the unwarranted criticisms of the Company were a disservice to the Company’s shareholders and employees at a time when the Company’s performance was improving as a result of growth plans and initiatives being implemented by management with Board approval. The full statement of the non-management directors was included in the Report on Form 8-K filed on December 5, 2003.

“Householding” of Proxy Materials.    The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to The Walt Disney Company, Shareholder Services, P.O. Box 11447, Burbank, California 91510-1447 or by calling Shareholder Services at (818) 553-7200.

Advance Notice Procedures.    Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to the Company’s Corporate Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2005 annual meeting, between November 3 and December 3, 2004. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to shareholder nominations. See “Governance of the Company – How does the Board select nominees for the Board?” for additional information about shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

Shareholder Proposals for the 2005 Annual Meeting.    Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2005 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Corporate Secretary no later than September 29, 2004. Proposals should be sent to Corporate Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-0931.

Proxy Solicitation Costs.    The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to aid in the solicitation. For these services, we will pay Georgeson a fee of $16,500 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ANNEX I

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The responsibilities of the Board of Directors of The Walt Disney Company include oversight of the Company’s systems of internal control, preparation and presentation of financial reports and compliance with applicable laws, regulations and Company policies. Through this Charter, the Board delegates certain responsibilities to the Audit Committee to assist the Board in the fulfillment of its duties to the Company and its shareholders. As more fully set forth below, the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the qualifications and independence of the Company’s independent auditors; and
•	the performance of the Company’s independent auditors and of the Company’s internal audit function.

Authority.    The Committee shall be given the resources and assistance necessary to discharge its responsibilities, including appropriate funding, as determined by the Committee, unrestricted access to Company personnel and documents and the Company’s independent auditors. The Committee shall also have authority, with notice to the Chairman of the Board, to engage outside legal, accounting and other advisors as it deems necessary or appropriate.

Membership.    The Committee shall consist of three or more directors, who shall be appointed annually and subject to removal at any time, by the Board of Directors. Each Committee member shall meet the independence requirements established by rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange, as well as the independence standards set forth in the Company’s Corporate Governance Guidelines.

All Committee members shall be financially literate, having a basic understanding of financial controls and reporting. At least one Committee member shall also have accounting or related financial management expertise, including at a minimum the expertise required by rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

No member of the Audit Committee shall receive directly or indirectly any compensation from the Company other than his or her Directors’ fees and benefits.

Procedures.    The Committee shall meet at least four times a year and may call special meetings as required. Meetings may be called by the Chair of the Committee or the Chairman of the Board. The presence in person or by telephone of three members shall constitute a quorum. Meetings may be held at any time, any place and in any manner permitted by applicable law and the Company’s Bylaws. Minutes of the Committee’s meetings shall be kept. To the extent practicable, the meeting agenda, draft minutes from the prior meeting and supporting materials shall be provided to Committee members prior to each meeting to allow time for review. The Committee shall have authority to create and delegate specific tasks to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities. The results of the meetings shall be reported regularly to the full Board.

Responsibilities.    The Company’s executive management bears primary responsibility for the Company’s financial and other reporting, for establishing the system of internal controls and for ensuring compliance with laws, regulations and Company policies. The Committee’s responsibilities and related key processes are described below. From time to time, the Committee may take on additional responsibilities, at the request of the Board.

(a)    Financial Reporting.    The Committee shall monitor the preparation by management of the Company’s quarterly and annual external financial reports. In carrying out this responsibility, the Committee shall:

•	review with management the significant financial reporting issues, judgments and estimates used in developing the financial reports, including analyses of the effects of alternative GAAP methods on the financial statements;

•	review the accounting and reporting treatment of significant transactions outside the Company’s ordinary operations;
•	review with management and the Company’s independent auditors significant changes to the Company’s accounting principles or their application as reflected in the financial reports;
•	review with management and the Company’s independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;
•	meet periodically with the Company’s independent auditors (in private, as appropriate) (a) to review their reasoning in accepting or questioning significant decisions made by management in preparing the financial reports; (b) to review any audit problems or difficulties and management’s response; (c) to review any outstanding disagreements with management that would cause them to issue a non-standard report on the Company’s financial statements; (d) to examine the appropriateness of the Company’s accounting principles (including the quality, not just the acceptability, of accounting principles) and the clarity of disclosure practices used or proposed; (e) to determine if any restrictions have been placed by management on the scope of their audit, and (f) to discuss any other matters the Committee deems appropriate;
•	meet periodically in private with the Company’s management;
•	review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies and discuss their appropriateness with management and the Company’s independent auditors, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information; and
•	review draft quarterly and annual financial statements and discuss their appropriateness with management and the Company’s independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)    Relationship with Independent Auditors.    The Committee shall bear primary responsibility for overseeing the Company’s relationship with its independent auditors. In carrying out this responsibility, the Committee shall:

•	be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, in consultation with the full Board;
•	review the scope and extent of audit services to be provided;
•	review the overall audit plan, including the risk factors considered in determining the audit scope;
•	review the independent auditors’ annual letter pursuant to Independence Standards Board Standard No. 1, outlining all relationships that may impact their independence;
•	review with the independent auditors the extent of non-audit services provided and related fees, and pre-approve any non-audit relationships;
•	determine whether the Committee believes the outside auditors are independent;
•	review the responsiveness of the outside auditors to the Company’s needs;
•	at least annually, obtain and review a report by the Company’s independent auditors describing the independent auditor firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company;
•	at least annually, evaluate the auditors’ qualifications, performance and independence and present its conclusion with respect to the auditors to the Board of Directors;
•	resolve any disagreements between management and the auditors regarding financial reporting; and
•	set clear hiring policies for employees or former employees of the Company’s independent auditors.

(c)    Internal Control.    The Committee shall have responsibility for overseeing that management has implemented an effective system of internal control that helps promote the reliability of financial and operating information and compliance with applicable laws, regulations and Company policies, including those related to risk management, ethics and conflicts of interest. In carrying out this responsibility, the Committee shall:

•	inquire of management, management auditors and the Company’s independent auditors concerning any deficiencies in the Company’s policies and procedures that could adversely affect the adequacy of internal controls and the financial reporting process and review any special audit steps adopted in light of any material control deficiencies and the timeliness and reasonableness of proposed corrective actions;
•	review significant management audit findings and recommendations, and management’s responses thereto;
•	meet periodically with management auditors in private session (without the participation of management or the independent auditors);
•	review management’s responses to recommendations for improving internal controls in the independent auditors’ management letters;
•	review the Company’s policies and practices with respect to risk assessment and risk management;
•	review the Company’s policies and practices related to compliance with laws, ethical conduct and conflicts of interest;
•	review significant cases of conflicts of interest, misconduct or fraud;
•	review significant issues between the Company and regulatory agencies; and
•	review as appropriate material litigation involving the Company.

(d)    Relationship with Management Auditors.    The Committee shall have responsibility for determining that the Management Audit department is effectively discharging its responsibilities. In carrying out this responsibility, the Committee shall:

•	review and approve the Management Audit department’s charter;
•	review the appropriateness of the funding, staffing and operational independence of Management Audit; and
•	review and approve the appointment or dismissal of the Vice President of (or corresponding officer responsible for) Management Audit.

(e)    Receipt of Complaints.    The Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters; and
•	the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

(f)    Preparation of Reports.    The Committee shall prepare and approve the Committee’s report included in the proxy statement for the Company’s annual meeting of shareholders, and such other reports as may from time to time be necessary or appropriate.

Annual Performance Review.    The Committee shall conduct an annual evaluation of its performance in carrying out its responsibilities hereunder.

ANNEX II

CORPORATE GOVERNANCE GUIDELINE ON DIRECTOR INDEPENDENCE

It is the policy of the Board of Directors that a substantial majority of Directors be independent of the Company and of the Company’s management. For a Director to be deemed “independent,” the Board shall affirmatively determine that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s shareholders. In making this determination, the Board shall apply the following standards:

•	A Director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.
•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.
•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.
•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.
•	A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.
•	Further to the provision above that applies to goods and services generally, a Director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $60,000 (but do not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.
•	A Director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

For purposes of these Guidelines, the terms:

•	“affiliate” means any consolidated subsidiary of the Company and any other Company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and
•	“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

B-1

The Board shall undertake an annual review of the independence of all non-employee Directors. In advance of the meeting at which this review occurs, each non-employee Director shall be asked to provide the Board with full information regarding the Director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand Directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.

B-2

Printed on recycled paper.

PROXY FORM	The Walt Disney Company	PROXY FORM

Annual Meeting of Shareholders – To Be Held March 3, 2004

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) THOMAS O. STAGGS, ALAN N. BRAVERMAN and DAVID K. THOMPSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 2004 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

If the undersigned has voting rights with respect to shares of Company common stock under any 401(k) savings plan of the Company or its subsidiaries (the “Plans”), then the undersigned hereby direct(s) the trustee of the Plans to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the Plans on all matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein. Shares held under each of the Plans for which voting instructions are not received by February 27, 2004 will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED (OTHER THAN PLAN SHARES, WHICH WILL BE VOTED AS PROVIDED ABOVE): FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2; AGAINST PROPOSALS 3, 4, AND 5; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Continued and to be voted and signed on reverse

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW
If you vote by phone or vote using the Internet, please do not mail your proxy. THANK YOU FOR VOTING

The Walt Disney Company encourages you to take advantage of the opportunity to vote by telephone or the Internet for matters to be covered at the 2004 Annual Meeting of Shareholders. Shares may be voted by one of the three voting methods outlined below.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to transmit your voting Instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to The Walt Disney Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒				WD2004 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THE WALT DISNEY COMPANY

The Board recommends a vote FOR items 1 and 2.

(1)    ELECTION OF DIRECTORS:

(01) John E. Bryson, (02) John S. Chen, (03) Michael D. Eisner, (04) Judith L. Estrin, (05) Robert A. Iger, (06) Aylwin B. Lewis, (07) Monica C. Lozano, (08) Robert W. Matschullat, (09) George J. Mitchell, (10) Leo J. O’Donovan, S.J., (11) Gary L. Wilson.

				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

The Board recommends a vote AGAINST items 3, 4, and 5.

Vote On Proposals (2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004.	For ☐	Against ☐	Abstain ☐

(3)    To approve the Harrington

         Investments shareholder proposal

         relating to labor standards for China.

(4)    To approve the New York City

         Retirement Systems and Pension

         Funds proposal relating to labor

         standards in China.

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

					(5) To approve the shareholder proposal relating to theme park safety reporting.		☐	☐	☐

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date